CURTISS-WRIGHT CORPORATION
RETIREMENT SAVINGS RESTORATION PLAN
As Effective January 1, 2014
FIRST INSTRUMENT OF AMENDMENT
Recitals:

1.	Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Savings Restoration Plan (the “Plan”), effective January 1, 2014.

2.	Subsequent to the initial adoption, the Company has decided to amend the Plan, effective January 1, 2015, to provide for the recoupment of overpayments made in error.

3.	Article VII(a) of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan at any time and from time to time.

4.	Pursuant to Article II of the Plan, the Board has previously delegated to the Committee the authority to adopt certain Plan amendments on behalf of the Company.
Amendment to the Restoration Plan:
Article VIII is amended by adding a new paragraph (o), to read as follows:

(o)	Plan Applicable Only to Payment of Benefits
The Plan will be used and applied only in accordance with its provisions to provide the benefits hereof.  A Participant or any other person entitled to benefits under the Plan shall have no right to any benefit, payment or other amount (including any additional amount or increase on account of a delay in distribution(s) or any other reason) from the Plan except as expressly provided by the Plan. A Participant or any other person receiving any amount to which he was not entitled under the terms of the Plan shall be liable to the Plan for such amount and shall pay such amount to the Plan immediately upon becoming aware that he was not entitled to such amount.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2015.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

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